Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Common Stock, $0.0001 par value per share, of Katapult Holdings, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Date: August 18, 2026

KMJ Group Holdings, LLC

By:	/s/ John Jason Detwiler
Name:	John Jason Detwiler
Title:	Manager

IQV Holdco, LLC

By:	/s/ John Jason Detwiler
Name:	John Jason Detwiler
Title:	Principal